Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Schedules Conference Call for Fourth Quarter and

Year-End 2010 Financial Results and 2011 Guidance

For Immediate Release

Monday, February 14, 2011

Contact:	Nancy C. Broadbent
Senior Vice President and Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Monday, February 14, 2011 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, will hold a conference call on Wednesday, March 9, 2011, at 8:30 a.m. Eastern Time, to review and discuss its financial results for the fourth quarter and year-end 2010 and provide new financial guidance for 2011. Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host the call.

The telephone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 43723232. Participants should dial in ten minutes prior to the scheduled start time for the conference call.

A replay of the conference call will be available for two weeks beginning March 9, 2011, at 11:30 a.m. Eastern Time, and ending March 23, 2011, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 43723232.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the mechanical properties of weight-bearing human cortical bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes

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VitagelTM Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.